  Exhibit 99.1
Driven Deliveries, Inc. Adds Former Amazon Executive, Jerrin James, to Serve as Chief Operating Officer

GlobeNewswire●February 19, 2019

Mr. James brings extensive Fortune 500 experience to the cannabis delivery company

SAN DIEGO, Feb. 19, 2019 (GLOBE NEWSWIRE) -- Driven Deliveries, Inc., (DRVD), the world’s first and only publicly traded cannabis delivery company, announces the addition of Mr. Jerrin James to serve as the company’s Chief Operating Officer.  Jerrin James is an accomplished global logistics and supply chain executive who has led operations, supply chain and logistics at technology giants such as Amazon, Groupon and Facebook. Previously, he served as Head of Logistics at Facebook with global responsibility.

“Management is extremely pleased to announce the addition of Mr. James to our Executive team,” said Mr. Chris Boudreau, CEO of Driven Deliveries, Inc.  “Jerrin is a renowned operations executive, with in-depth understanding of large-scale processes and advanced technologies.  I am confident that his industry knowledge and strategic relationships will be invaluable to us moving forward as we continue to expand our legal cannabis delivery platform nationwide.”

Mr. James was instrumental in optimizing end-to-end supply chain procedures, yielding significant efficiency gains in each one of his previous roles.  He possesses extensive experience leading and executing multichannel distribution, supply chain and logistics strategies across multiple continents for these extremely fast paced high-growth companies.  Mr. James has a Bachelor’s degree in Electronics and Telecommunications Engineering from Sathyabama University, India an MBA focused on Operations & Supply Chain from University of South Carolina’s Darla Moore School of Business.

“It’s not often that you come across an amazing opportunity like what we have in Driven. We have a jump start on the fastest growing industry in the world as the first publicly traded delivery business in cannabis,” stated Mr. James. “I cannot be more excited to join the current team and lend my expertise in order to accelerate our growth trajectory.”

About Driven

Driven Deliveries, Inc. is the only publicly traded cannabis delivery service operating within the United States.  Founded by experienced technology and cannabis executives, the Company provides on-demand marijuana delivery, in select cities where allowed by law.  Driven provides the legal cannabis consumers the ability to purchase and receive their marijuana in a fast and convenient manner.  By 2020, legal cannabis revenue in the U.S. market is projected to hit $23 billion.  In leveraging consumer trends, and offering a proprietary, turnkey delivery system to its customers, management believes it is uniquely positioned to best serve the needs of the emerging cannabis industry and capture notable market share within the sector.  For more information, please visit https://GoDriven.com/and review Driven’s filings with the U.S. Securities and Exchange Commission.

Contact

Chris Boudreau, CEO

1 (888) 322-4449

IR@GoDriven.com

www.godriven.com